Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Cohu, Inc. for the registration of 12,049,695 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2018, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 18, 2018